Exhibit 23.4

Consent of Independent Auditors

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 11, 2011, with respect to the combined statement of financial condition of KW Property Fund III, L.P. and KW Property Fund III (QP-A), L.P., including the combined schedule of investments, as of December 31, 2010, and the related combined statements of operations, partner’s capital and cash flows for the year then ended, incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in the December 31, 2011 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc., incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

February 14, 2013